Exhibit 4.8

TILRAY BRANDS, INC.

and

HEXO CORP.

and

COMPUTERSHARE TRUST COMPANY OF CANADA

THIRD SUPPLEMENTAL WARRANT INDENTURE

Supplementing the Warrant Indenture Dated as of September 23, 2020

June 22, 2023

THIRD SUPPLEMENTAL WARRANT INDENTURE

THIS THIRD SUPPLEMENTAL WARRANT INDENTURE made as of the 22nd day of June, 2023.

AMONG:

HEXO CORP., a corporation existing under the laws of the Province of Ontario
(“HEXO”)

- and -

TILRAY BRANDS, INC., a corporation existing under the laws of the State of Delaware

(“TILRAY”)

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada

(the “Warrant Agent”)

WHEREAS Zenabis Global Inc. (“Zenabis”) entered into a warrant indenture dated as of September 23, 2020 (as amended by the First Supplemental Indenture and Second Supplemental Indenture, the “Indenture”) with the Warrant Agent providing for the issue of up to 89,317,747 common share purchase warrants (the “Zenabis Warrants”) with each whole Zenabis Warrant exercisable to acquire one common share of Zenabis (each, a “Zenabis Share”) at an exercise price of C$0.10 per Zenabis Share at any time prior to 5:00 p.m. (Toronto time) on September 23, 2025;

AND WHEREAS effective June 1, 2021, the Warrant Agent and HEXO Corp. (“HEXO”) entered into a supplemental indenture setting forth the adjustments to the Indenture required as a result of the Plan of Arrangement whereby HEXO acquired all of the issued and outstanding Zenabis Shares (the “First Supplemental Indenture”);

AND WHEREAS effective October 31, 2022, the Warrant Agent and HEXO entered into a second supplemental indenture to evidence the exchange (the “Warrant Exchange”) of former Zenabis Warrants for common share purchase warrants of HEXO (“HEXO Warrants”) and to give effect to the provisions of the reverse vesting order of the Superior Court of Québec dated October 24, 2022, as amended and restated on October 25, 2022, ordering and approving the Warrant Exchange (the “Second Supplemental Indenture”);

AND WHEREAS effective June 22, 2023 (the “Arrangement Effective Date”), Tilray acquired all of the issued and outstanding HEXO Shares pursuant to a court-ordered and approved statutory plan of arrangement under the Business Corporations Act (Ontario) (the “Plan of Arrangement”), pursuant to which the holders of HEXO Shares received 0.4352 of a share in the common stock of Tilray (each, a “Tilray Share”) for each HEXO Share held (the “Tilray Share Consideration”), subject to and in accordance with the Plan of Arrangement;

AND WHEREAS the Plan of Arrangement constituted a capital reorganization pursuant to the provisions of the Indenture such that, following the Arrangement Effective Date, the HEXO Warrants not previously exercised remained outstanding securities of HEXO, but the Warrantholders became entitled, upon exercise of each HEXO Warrant, to receive in lieu of each HEXO Share to which such holder was previously entitled upon exercise, the Tilray Share Consideration;

NOW THEREFORE THIS THIRD SUPPLEMENTAL WARRANT INDENTURE WITNESSES that for good and valuable consideration mutually given and received, the receipt and sufficiency of which are hereby acknowledged, it is hereby covenanted, agreed and declared as follows:

ARTICLE 1

INTERPRETATION

1.1	To Be Read With Indenture

This Third Supplemental Warrant Indenture is supplemental to the Indenture and the Indenture shall henceforth be read in conjunction with this Third Supplemental Warrant Indenture and all provisions of the Indenture, except only insofar as the same may be inconsistent with the express provisions hereof, shall apply and have the same effect as if all the provisions of the Indenture and of this Third Supplemental Warrant Indenture were contained in one instrument. Except as specifically amended by this Third Supplemental Warrant Indenture, all other terms and conditions of the Indenture shall remain in full force and unchanged.

On and after the date hereof, each reference to the Indenture, as amended by this Third Supplemental Warrant Indenture, “this Third Supplemental Warrant Indenture”, “this Indenture”, “herein”, “hereby”, and similar references, and each reference to the Indenture in any other agreement, certificate, document or instrument relating thereto, shall mean and refer to the Indenture as amended hereby.

1.2	Definitions

All terms which are defined in the Indenture and are used but not defined in this Third Supplemental Warrant Indenture shall have the meanings ascribed to them in the Indenture as such meanings may be amended or supplemented by this Third Supplemental Warrant Indenture. In the event of any inconsistency between the meaning given to a term in the Indenture and the meaning given to the same term in this Third Supplemental Warrant Indenture, the meaning given to the term in this Third Supplemental Warrant Indenture shall prevail to the extent of the inconsistency.

1.3	Headings, etc.

The division of this Third Supplemental Warrant Indenture into articles, sections, subsections and paragraphs, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless the context otherwise requires, “this Third Supplemental Warrant Indenture”, “hereto”, “hereby”, “hereof”, “herein” and similar expressions refer to this Third Supplemental Warrant Indenture and not to any particular article, section, subsection, paragraph or other portion hereof, and include any and every instrument which amends this Third Supplemental Warrant Indenture or is supplemental or ancillary hereto or in implementation hereof.

ARTICLE 2

AMENDMENTS TO INDENTURE

2.1	Exchange Basis

Each of HEXO, Tilray and the Warrant Agent hereby acknowledge and agree that, as and from the date hereof, in accordance with the terms of the Indenture and as a result of the Plan of Arrangement, any Warrantholder who exercises that holder's right to receive HEXO Shares pursuant to the Warrant(s) shall be entitled to receive, and shall accept in lieu of the number of HEXO Shares to which such holder was previously entitled upon such exercise and for the same consideration, the Tilray Share Consideration, subject to adjustment in accordance with the terms of the Indenture. Tilray hereby covenants, acknowledges and agrees that, as and from the Arrangement Effective Date, Tilray shall make available or cause to be made available the Tilray Shares in accordance with and subject to the terms of the Indenture and this Third Supplemental Warrant Indenture.

2.2	Express Assumption of Rights, Duties and Obligations

(a)	Tilray covenants, acknowledges and agrees that, as and from the date hereof, it is bound by the provisions of the Indenture and shall cause HEXO to comply with all covenants and obligations contained in the Indenture to be performed by HEXO.

(b)	Each of Tilray and HEXO agree to do, execute and deliver all such further acts, instruments and documents as may be necessary to give effect to the transfer, assignment and assumption herein provided for.

(c)	HEXO covenants, acknowledges and agrees to promptly remit to Tilray the Exercise Price per Warrant validly exercised upon receipt of payment thereof (or, alternatively in lieu thereof at Tilray’s direction, to cause the Exercise Price per Warrant validly exercised upon receipt of payment thereof to be made directly to Tilray).

(d)	Notwithstanding any of the foregoing, the resignation, discharge, appointment, transfers, assignments and other agreements provided for herein will not be effective unless this Third Supplemental Warrant Indenture has been executed by all of the parties hereto, whether upon the original instrument, by facsimile or in counterparts, or any combination thereof, and unless all preconditions to such resignation, discharge, appointment, transfers, assignments and other agreements as may be set forth in the Indenture have been fulfilled.

(e)	Notwithstanding anything in the Indenture, HEXO, Tilray and the Warrant Agent hereby confirm that no Warrants shall be issued following the Arrangement Effective Date without the prior written consent of Tilray.

2.3	Specific Amendments

Effective as of the Arrangement Effective Date, the following specific amendments are made to the following provisions of the Indenture:

(a)	The recitals of the Indenture are hereby amended to delete in its entirety the following:

"AND WHEREAS pursuant to this Indenture, each Warrant shall, subject to adjustment, entitle the holder thereof to acquire one (1) Common Share (each, a "Warrant Share") upon payment of the Exercise Price prior to the Expiry Time upon the terms and conditions herein set forth;"

and to instead replace it with the following:

"AND WHEREAS pursuant to this Indenture, each Warrant shall, subject to adjustment, entitle the holder thereof to acquire 0.0005508391 of a Common Share (each whole Common Share, a "Warrant Share") upon payment of the Exercise Price prior to the Expiry Time upon the terms and conditions herein set forth;"

(b)	Section 1.1 of the Indenture is amended by:

(1)	Deleting the definition of “Acceleration Right” and replacing it with the following:

“Acceleration Right” means the right of Tilray Brands, Inc. to accelerate the Expiry Date to a date that is fifteen (15) days following delivery of the Acceleration Notice if, at any time after the Effective Date, the closing sale price of the Common Shares exceeds $363.08 per Common Share for a period of ten (10) consecutive Trading Days on the Exchange.

1 NTD: Previous adjusted exchange ratio of 0.001265714 (following the 14:1 consolidation) multiplied by the Tilray exchange ratio of 0.4352

(2)	Adding the following definition of "Arrangement Effective Date": "Arrangement Effective Date" means June 22, 2023.

(3)	Deleting the definition of "Common Shares" and replacing it with the following:

"Common Shares" means, subject to Article 4, fully paid and non-assessable shares of common stock in the capital of Tilray Brands, Inc. as presently constituted.

(4)	Deleting the definition of "Exercise Price" and replacing it with the following:

"Exercise Price" at any time means the price at which 0.000550839 of a Warrant Share may be purchased by the exercise of a whole Warrant, which at the Arrangement Effective Date is $0.10, payable in immediately available Canadian funds, subject to adjustment in accordance with the provisions of Section 4.1.

(5)	Adding the following definition of “Plan of Arrangement”:

“Plan of Arrangement” means the plan of arrangement attached hereto as Exhibit A, as amended, modified or supplemented from time to time in accordance with the terms thereof.

(6)	Adding the following definition of "Tilray":

"Tilray" means Tilray Brands, Inc., a company existing under the laws of Delaware.

(7)	Adding the following definition of “Tilray’s Transfer Agent”: “Tilray’s Transfer Agent” means Pacific Stock Transfer Company and Odyssey Trust Company.

(8)	Deleting the definition of "Warrants" and replacing it with the following:

"Warrants" means the Common Share purchase warrants created by and authorized by and issuable under this Indenture, to be issued and countersigned hereunder as a Warrant Certificate and/or Uncertificated Warrant held through the Book Entry Registration System on a no-certificate issued basis, entitling the holder or holders thereof to purchase up to 49,199 Warrant Shares (subject to adjustment as herein provided) at the Exercise Price prior to the Expiry Time and, where the context so requires, also means the warrants issued and Authenticated hereunder, whether by way of Warrant Certificate or Uncertificated Warrant;

(c)	Section 2.2(1) of the Indenture is deleted and replaced with the following:

Subject to the applicable conditions for exercise set out in Article 3 having been satisfied and subject to adjustment in accordance with Section 4.1, each whole Warrant shall entitle each Warrantholder thereof, upon exercise at any time after the Issue Date and prior to the Expiry Time, to acquire 0.000550839 of a Warrant Share upon payment of the Exercise Price (being an effective Exercise Price of $181.54 per Common Share).

(d)	Section 2.2(2) of the Indenture is deleted and replaced with the following:

No fractional Warrants shall be issued or otherwise provided for hereunder and Warrants may only be exercised in a sufficient number to acquire whole numbers of Warrant Shares. Any fractional Warrant Shares that Tilray may otherwise be required to issue upon exercise of Warrants pursuant to Section 3.1 shall be rounded down to the nearest whole number and no consideration shall be paid for any such fractional Warrant Shares. Any fractional Warrants shall be rounded down to the nearest whole number and no consideration shall be paid for any such fractional Warrant.

(e)	Section 2.2(5) of the Indenture is deleted and replaced with the following:

If at any time after the Arrangement Effective Date, the closing sale price of the Common Shares exceeds $363.08 per Common Share for a period of ten (10) consecutive Trading Days on the Exchange, the Corporation shall be entitled, at the sole option of the Corporation, to exercise the Acceleration Right by delivering an Acceleration Notice to the Registered Warrantholders and the Warrant Agent. An Acceleration Notice shall be delivered to each Registered Warrantholder in the manner set out in Section 10.2.

(f)	Section 2.3 of the Indenture is amended so that the references to "the Corporation" therein refer to "the Corporation or Tilray, as the case may be".

(g)	Section 2.9(2) of the Indenture is amended so that the references to "the Corporation" therein refer to "the Corporation or Tilray, as the case may be".

(h)	Section 3.1 of the Indenture is deleted and replaced with the following:

Subject to the provisions hereof, each Registered Warrantholder may exercise the right conferred on such holder to subscribe for and purchase 0.000550839 of a Warrant Share for each Warrant after the Arrangement Effective Date and prior to the Expiry Time and in accordance with the conditions herein.

(i)	Section 3.2(4) of the Indenture is deleted and replaced with the following:

A beneficial owner of Uncertificated Warrants evidenced by a security entitlement in respect of Warrants in the Book Entry Registration System who desires to exercise their Warrants must do so by causing a Book Entry Participant to deliver to the Depository on behalf of the entitlement holder, notice of the owner’s intention to exercise Warrants in a manner acceptable to the Depository. Forthwith upon receipt by the Depository of such notice, as well as payment for the aggregate Exercise Price, the Depository shall deliver to the Warrant Agent and Tilray’s Transfer Agent confirmation of its intention to exercise Warrants (a “Confirmation”) in a manner acceptable to the Warrant Agent and Tilray’s Transfer Agent, including by electronic means through a Book Entry Registration System. An electronic exercise of the Warrants initiated by the Book Entry Participant through a Book Entry Registration System, including CDSX, shall constitute a representation to the Corporation, Tilray, Tilray’s Transfer Agent and the Warrant Agent that the beneficial owner at the time of exercise of such Warrants either: (a) (i) is not in the United States, (ii) is not a U.S. Person and is not exercising such Warrants on behalf of a U.S. Person or a person in the United States, and (iii) did not execute or deliver the notice of the owner’s intention to exercise such Warrants in the United States; or (b) the exercise of such Warrant and issuance of the Warrant Shares does not require registration in the United States. If the Book Entry Participant is not able to make or deliver the foregoing representations by initiating the electronic exercise of the Warrants, then such Warrants shall be withdrawn from the Book Entry Registration System by the Book Entry Participant and an individually registered Warrant Certificate shall be issued by the Warrant Agent to such beneficial owner or Book Entry Participant and the exercise procedures set forth in Section 3.2(1) and Section 3.2(2) shall be followed.

(j)	Section 3.2(5) of the Indenture is deleted and replaced with the following:

Payment representing the aggregate Exercise Price must be provided to the appropriate office of the Book Entry Participant in a manner acceptable to it. A notice in form acceptable to the Book Entry Participant and payment from such beneficial holder should be provided to the Book Entry Participant sufficiently in advance so as to permit the Book Entry Participant to deliver notice and payment to the Depository and for the Depository in turn to deliver notice and payment to the Warrant Agent prior to the Expiry Time. The Depository will initiate the exercise by way of the Confirmation and forward the aggregate Exercise Price electronically to the Warrant Agent and Tilray’s Transfer Agent will execute the exercise by issuing to the Depository through the Book Entry Registration System the Warrant Shares to which the exercising Warrantholder is entitled pursuant to the exercise. Any expense associated with the exercise process will be for the account of the entitlement holder exercising the Warrants or the Book Entry Participant exercising the Warrants on its behalf.

(k)	Section 3.4 of the Indenture is deleted and replaced with the following:

If any of the Warrant Shares subscribed for are to be issued to a person or persons other than the Registered Warrantholder, the Registered Warrantholder shall execute the form of transfer and will comply with such reasonable requirements as the Warrant Agent may stipulate and will pay to the Corporation or the Warrant Agent on behalf of the Corporation, all applicable transfer or similar taxes and Tilray will not be required to issue or deliver certificates evidencing Warrant Shares unless or until such Warrantholder shall have paid to the Corporation, or the Warrant Agent on behalf of the Corporation, the amount of such tax or shall have established to the satisfaction of the Corporation and the Warrant Agent that such tax has been paid or that no tax is due.

(l)	Section 3.7(2) of the Indenture is deleted and replaced with the following:

Notwithstanding anything herein contained including any adjustment provided for in Section 4.1, Tilray shall not be required, upon the exercise of any Warrants, to issue fractions of Warrant Shares. Warrants may only be exercised in a sufficient number to acquire whole numbers of Warrant Shares. Any fractional Warrant Shares that Tilray may otherwise be required to issue upon exercise of Warrants pursuant to Section 3.1 shall be rounded down to the nearest whole number and the holder of such Warrants shall not be entitled to any compensation in respect of any fractional Warrant Shares which is not issued.

(m)	Section 4.1(a) of the Indenture is amended so that the references to "the Corporation" therein refer to "Tilray".

(n)	Section 4.1(b) of the Indenture is amended so that the references to "the Corporation" therein refer to "Tilray".

(o)	Section 4.1(c) of the Indenture is amended so that the references to "the Corporation" therein refer to "Tilray".

(p)	Section 4.1(d) of the indenture is amended so that the first four references to "the Corporation" therein refer to "Tilray", the reference to "the Corporation, its successor, or such purchasing body corporate" therein shall refer to "the Corporation, Tilray, its successor, or such purchasing body corporate", the reference to "the Corporation and the Warrant Agent" therein shall refer to "the Corporation, Tilray and the Warrant Agent", and the reference to "the Corporation, any successor to the Corporation or such purchasing body corporate" therein shall refer to "the Corporation, Tilray, any successor to Tilray, or such purchasing body corporate".

(q)	Section 4.1(e) of the Indenture is amended so that the references to "the Corporation" therein refer to "Tilray".

(r)	Section 4.3 of the Indenture is amended so that the references to "the Corporation" therein refer to "the Corporation or Tilray, as the case may be".

(s)	Section 4.4 of the Indenture is amended so that the first reference to "the Corporation" therein shall refer to "the Corporation and Tilray" and the second reference to "the Corporation, the Warrant Agent, all holders and all other persons" therein shall refer to "the Corporation, Tilray, the Warrant Agent, all holders and all other persons".

(t)	Section 4.5 of the Indenture is amended so that the references to "the Corporation" therein refer to "Tilray".

(u)	Section 4.6 of the Indenture is amended so that the references to "the Corporation" therein refer to "the Corporation or Tilray, as the case may be".

(v)	Section 4.7 of the Indenture is amended so that the references to "the Corporation" therein refer to "the Corporation or Tilray, as the case may be".

(w)	Section 4.8 of the Indenture is amended so that the references to "the Corporation" therein refer to "Tilray".

(x)	Section 4.9 of the Indenture is amended so that the references to "the Corporation" therein refer to "Tilray".

(y)	Section 4.10 of the Indenture is amended so that references to "the Corporation" therein refer to "the Corporation or Tilray, as the case may be".

(z)	Section 5.2 of the Indenture is amended so that the references to "the Corporation" therein refer to "the Corporation or Tilray, as applicable".

(aa)	Section 5.5 of the Indenture is amended so that the last reference to "the Corporation" therein refers to "Tilray".

(bb)	Section 5.6 of the Indenture is amended so that the references to "the Corporation" therein refer to "the Corporation and Tilray, as applicable".

(cc)	Section 6.2 of the Indenture is amended so that the references to "the Corporation" therein refer to "the Corporation and Tilray".

(dd)	Section 6.3 of the Indenture is amended so that the references to "the Corporation" therein refer to "the Corporation and Tilray".

(ee)	Section 8.1 of the Indenture is amended so that the references to "the Corporation" therein refer to "the Corporation or Tilray, as the case may be".

(ff)	Section 8.2 of the Indenture is amended so that the references to "the Corporation" therein refer to "the Corporation or Tilray, as the case may be".

(gg)	Section 9.1 of the indenture is amended so that the reference to "The Corporation and the Warrant Agent" therein shall refer to "The Corporation, Tilray and the Warrant Agent".

(hh)	Section 9.3 of the Indenture is amended so that the references to "the Corporation" therein refer to "the Corporation or Tilray, as applicable".

(ii)	Section 9.7 of the Indenture is amended so that the references to "the Corporation" therein refer to "the Corporation and Tilray".

(jj)	Section 10.1(1) of the Indenture is amended so that the references to "the Corporation" therein refer to "the Corporation or Tilray, as applicable".

(kk)	Section 10.1(1)(a) of the Indenture is deleted and replaced with the following: "If to the Corporation or Tilray:

Tilray Brands, Inc.
655 Madison Avenue
19th Floor
New York, New York
10065

Attention: Mitchell Gendel
Email: mitchell.gendel@tilray.com

With a copy (which will not constitute notice) to:

DLA Piper (Canada) LLP
Suite 6000, 1 First Canadian Place
PO Box 367, 100 King Street West
Toronto, ON
M5X 1E2

Attention: Russel Drew

Email: russel.drew@dlapiper.com

If to Tilray’s Transfer Agent:

Pacific Stock Transfer Company

6725 Via Austi Pkwy, Suite 300

Las Vegas, Nevada 89119

Attention: Maria Torres

Email: MTorres@pacificstocktransfer.com

and to:

Odyssey Trust Company

United Kingdom Building

350 – 409 Granville Street

Vancouver BC V6C 1T2

Attention: Paul Keyes

Email: PKeyes@OdysseyTrust.com

ARTICLE 3

MISCELLANEOUS

3.1	Acceptance of Trust

The Warrant Agent accepts the trusts in this Third Supplemental Warrant Indenture and agrees to carry out and discharge the same upon the terms and conditions set out in this Third Supplemental Warrant Indenture and in accordance with the Indenture.

3.2	Confirmation of Indenture

The Indenture as amended and supplemented by this Third Supplemental Warrant Indenture, is hereby confirmed and approved.

3.3	Governing Law

This Third Supplemental Warrant Indenture shall be governed by and be construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and shall be binding upon the parties hereto and their respective successors and assigns.

3.4	Counterparts

This Third Supplemental Warrant Indenture may be executed in counterparts, each of which so executed shall be deemed to be an original, and each of such counterparts when taken together shall constitute one and the same instrument and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof. Delivery of an executed copy of this Third Supplemental Warrant Indenture by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Indenture as of the date hereof.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Third Supplemental Warrant Indenture under the hands of their proper signatories in that behalf.

TILRAY BRANDS, INC.

Per:	/s/ Mitchell Gendel
Name: Mitchell Gendel Title: Global General Counsel

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:	/s/ Brian Howarth
Name: Brian Howarth Title: Manager, Corporate Trust

Per:	/s/ Alan Zhang
Name: Alan Zhang Title: Associate Trust Officer

HEXO CORP.

Per:	/s/ Rob Godfrey
Name: Rob Godfrey Title: Director